Item 77M ? DWS Global Inflation Plus Fund


On February 1, 2011 (the ?Effective Date?), DWS
Global Inflation Plus Fund (the ?Predecessor
Fund?), a series of DWS Institutional Funds, a Massachusetts business trust (Registration Nos.
033-34079 and 811-06071), was reorganized into DWS Global Inflation Plus Fund (the ?Acquiring
Fund?), a corresponding newly created ?shell?
series of DWS Income Trust, a Massachusetts business trust (Registration Nos. 002-91577 and 811-04049). On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended
March 31, 2011 is reported on the Form N-SAR filed by the Acquiring Fund for the same period.
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